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                                                                      EXHIBIT 99


PlanetRx.com Announces Board of Director's Decision to Pursue Plan of
Liquidation

March 29, 2001 4:40:00 PM ET

MEMPHIS, Tenn., March 29 /PRNewswire/ -- PlanetRx.com, Inc. (www.PlanetRx.com) (OTC Bulletin Board: PLRXOB), today announced its Board of Directors has authorized a plan of liquidation and proxy statement to be submitted for shareholder approval at a company meeting tentatively scheduled for June 12, 2001. The company plans to liquidate all assets including the company's distribution center in Memphis, Tennessee. In recent weeks, the company has announced the listing of several valuable domain names for sale under the GreatDomains.com website.

Michael Beindorff, chairman and chief executive officer said, "After months of deliberations and evaluations, PlanetRx.com's Board of Directors has concluded that a plan of liquidation presents the best option to preserve remaining shareholder value. Therefore, it is in the best interest of our shareholders to develop a plan for the disposition of PlanetRx.com's assets in an orderly and efficient manner."

The company's management is working with its attorneys, accountants and financial advisors to draft a plan of liquidation to present to the Board of Directors for approval, and once approved, to shareholders by means of a proxy statement for their approval.

About PlanetRx.com

PlanetRx.com, Inc. (www.planetrx.com), a leading Internet healthcare destination for commerce, content, and community, delivers a convenient, personalized, and informed health and beauty shopping experience. With products ranging from prescriptions to personal care items to the latest medical information, PlanetRx.com gives consumers the ability to manage their own healthcare in a convenient and secure environment. PlanetRx.com is one of four online pharmacies to have received the Verified Internet Pharmacy Practice Sites (VIPPS) seal of approval from The National Association of Boards of Pharmacy (NABP). The company is headquartered in Memphis, Tennessee.

(C) 2001 PRNewswire